EXHIBIT 10.153

                     AGREEMENT DATED OCTOBER 2, 1996 BETWEEN
                           NUOASIS INTERNATIONAL, INC.
                            AND CLEOPATRA WORLD, INC.

                           NuOasis International Inc.
            43 Elizabeth Avenue, Box N-8680 (Diamond) Nassau, Bahamas
           Telephone (809) 356-2903 (Diamond) Facsimile (809) 326-8434

                                 October 2, 1996



Board of Directors
CLEOPATRA WORLD INC.
Box 3186, Road Town
Tortola, British Virgin Islands

         RE: Purchase of shares of capital stock of Cleopatra World Inc., a corporation organised under the laws of The British Virgin Islands ("Cleopatra World")

Gentlemen:

NuOasis International, Inc. ("NuOasis") wishes to acquire shares of capital stock of Cleopatra World ("Cleopatra World Shares").

When executed by an authorized officer of Cleopatra World this letter (the "Agreement") will set out the understanding and agreement regarding such a transaction. It is our understanding and representation that:

1. NuOasis has the right to acquire Three Million Dollars (US$3,000,000) of common stock of The Hartcourt Companies Inc., a corporation organised under the laws of the United States, state of Utah (the "Hartcourt Shares"); and

2. Pursuant to the Lease Agreement dated the 5th day of November, 1995 (the "Lease") between Cleopatra and Societe Touristique Tunisie Golfe S.A. ("Owner"), Cleopatra World is the Lessee of the Le Palace Hotel and adjoining commercial centre, sports and fitness centre, beach club and apartment complex (collectively, the "Property"), a copy of which is annexed hereto as Schedule "1"; and

3. Pursuant to the Lease Cleopatra is required to deposit with the Owner securities having a market value equal to US$3,000,000, to be held by the Owner as a Security Deposit.

         Based upon these facts and the representations contained herein, we agree as follows:

1.       NuOasis to Provide Security Deposit

         Upon acceptance of this Agreement by Cleopatra World NuOasis will deposit the Hartcourt Shares with Owner to satisfy the Security Deposit set forth under the Lease.

2.       Issuance of Additional Shares

         Upon deposit of the Hartcourt Shares by NuOasis as set forth herein Cleopatra World will issue and deliver to NuOasis shares of its capital stock equal in number to not less than fifty percent (50%) of the total issued and outstanding share capital of Cleopatra World at such date but giving effect to the transaction contemplated by this Agreement.

                                                   [NUOINLTD\AGR:CLEOWSUB.AGR]-6

3. In connection with this proposal, and as an inducement to NuOasis to provide the aforementioned Security Deposit, Cleopatra World confirms that:

          A. The Cleopatra World Shares, when delivered, will be free and clear of liens, claims and encumbrances; Cleopatra World has all necessary right and power to enter into this Agreement and to cause such issuance of the Cleopatra World Shares to NuOasis as contemplated herein; and, any necessary shareholder approval of Cleopatra World's shareholders will be obtained prior to Closing.

          B. Cleopatra World is duly organised, validly existing, and in good standing under the laws of the British Virgin Islands and that the Lease is in full force and effect.

          C. The capitalization of Cleopatra World is, as of the date hereof, comprised of 50,000 shares of authorized common stock, US$.01 par value, of which approximately 15,000 shares are presently issued and outstanding.

          D. Cleopatra World is in compliance with all applicable laws, rules and regulations, relating to its operation of the Property, except to the extent that non-compliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Property or its individual assets or contracts.

          E. Any and all originals of accounting books and records, and any other documents and records related to the Property or the Lease and maintained by Cleopatra World will be available for review by NuOasis prior to Closing.

4. Each party hereto agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the transaction, or otherwise to carry out the intent and purposes of this Agreement.

5. All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

         To NuOasis:          NuOasis International Inc.
                              43 Elizabeth Avenue, Box N-5680
                              Nassau, Bahamas
                              Telephone: (809) 356-2903
                              Facsimile: (809) 326-8434

         To Cleopatra World:  Cleopatra World Inc.
                              Box 3186, Road Town
                              Tortola, British Virgin Islands

                                                   [NUOINLTD\AGR:CLEOWSUB.AGR]-6

         With copy to:        Cleopatra Palace Ltd.
                              Flat 2, Chartwell House
                              80 Wimbledon Parkside
                              London SW19 5LN, ENGLAND
                              Telephone: +44-171-602-9988
                              Facsimile: +44-181-788-8089

6.       This  Agreement  may  be  executed   simultaneously   in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. This Agreement was negotiated, and shall be governed by the laws of the Commonwealth of the Bahamas notwithstanding any conflict-of-law provision to the contrary.

Sincerely,
NuOasis International Inc.




By:  /s/  NuOasis International Inc.
     -----------------------------------
          NuOasis International Inc.

ACCEPTED AND AGREED IN PRINCIPLE
THIS ----- DAY OF OCTOBER, 1996

Cleopatra World Inc.



By:  /s/  Cleopatra World Inc.
     -----------------------------------
          Cleopatra World Inc.

                                                   [NUOINLTD\AGR:CLEOWSUB.AGR]-6

                                  SCHEDULE "1"

                                     to the
                                    Agreement
                              Dated October 2, 1996



                                    THE LEASE

                                                   [NUOINLTD\AGR:CLEOWSUB.AGR]-6